October 10, 2018

Katherine L. Scherping
Chief Financial Officer
National CineMedia, Inc.
9110 East Nichols Ave.
Suite 200
Centennial, CO 80112

       Re: National CineMedia, Inc.
           Form 10-K for Fiscal Year Ended December 28, 2017
           Filed March 19, 2018
           Form 10-Q for Fiscal Quarter Ended March 29, 2018
           Filed May 8, 2018
           File No. 001-33296

Dear Ms. Scherping:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications